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                                                                    EXHIBIT 99.1
                                    NMT MEDICAL, INC.
                                    27 Wormwood Street
                                    BOSTON, MA 02210-1625
                                    (NASDAQ/NMS:NMTI)


AT THE COMPANY      AT THE FINANCIAL RELATIONS BOARD
--------------      --------------------------------
Rudy Davis          General Info:    Stuart Levine
Acting President    Analyst Info:    Brian Gill
(617) 737-0930      Media Info:      Deanne Eagle
                    (212) 661-8030

            NMT MEDICAL ANNOUNCES RESIGNATION OF WILLIAM J. KNIGHT
            ------------------------------------------------------

BOSTON, MA, AUGUST 1, 2000 -- NMT Medical (Nasdaq/NMS:NMTI) today announced the decision of Mr. William J. Knight, Vice President of Finance and Administration, Chief Financial Officer and Acting Co-President of NMT, to resign, effective August 15, 2000, to pursue other business opportunities. Mr. Rudy Davis, Vice President of Sales and Marketing, will continue to serve as Acting President. The search for a new CFO will begin immediately.

"Bill Knight has been a valuable member of our management team," commented Jeffrey R. Jay, M.D., Chairman of the NMT Board of Directors. "His efforts on behalf of NMT Medical are greatly appreciated. We thank Bill for his contributions and wish him much success in his new endeavors."

NMT Medical designs, develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's medical devices include self-expanding stents, vena cava filters and septal repair devices. The NMT Neurosciences division serves the needs of neurosurgeons with a range of implantable and disposable products, including cerebral spinal fluid shunts, external drainage products, and the Spetzler(TM) Titanium Aneurysm Clip.


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